Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 3, 2021, (except Note 19, Segments, and the effects of reorganization described in Note 1, as to which the date is September 20, 2021), with respect to the consolidated financial statements of Fathom Holdco, LLC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin

January 14, 2022